Exhibit 10.09

GENERAL PARTNERSHIP AGREEMENT
OF
SDI OF __________________, __________________ PARTNERSHIP

CIF #____

        Sonic Restaurants, Inc. (the “Managing Partner”), an Oklahoma corporation having its principal place of business in Oklahoma, and Sonic Industries Inc. (“SII”), an Oklahoma corporation having its principal place of business in Oklahoma, hereby enter into this General Partnership Agreement (this “Agreement”) as of the ____day of ________, 20__.

Article 1: The Partnership

    1.01.        Formation and Name. The Managing Partner and SII hereby form a partnership (the “Partnership”) to develop, own, operate and maintain the Sonic Drive-in (the “Drive-in”) located at __________, __________, _________; generally, to have the authority to engage in any and all general business activities related to the foregoing purpose or in any way incidental to the foregoing purpose; and to do all things necessary or appropriate for the operation of the Partnership’s business. The name of the Partnership is the name referred to in the title of this Agreement, and all business of the Partnership shall be conducted under this name.

    1.02.        Term. The Partnership shall terminate on the date on which the Partnership has sold its last assets and concluded its affairs.

    1.03.        Principal Place of Business. The Partnership shall have its principal place of business at 101 Park Avenue, Oklahoma City, Oklahoma 73102, or at any other location the Managing Partner may determine, effective upon notice to the other Partners of the Partnership.

    1.04.        Registered Agent. The Managing Partner shall serve as the registered agent of the Partnership.

Article 2: Definitions

        Unless the context of their use in this Agreement requires otherwise, the following words and phrases shall have the following meanings when used in initially-capitalized form in this Agreement:

    2.01.        Affiliate. The word “Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with another entity. The word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

    2.02.        Capital Account. The phrase “Capital Account” means the account established for each party to this Agreement to which the Partnership shall credit the party’s contributions and share of profits and to which the Partnership shall charge the party’s distributions and share of losses. If the Partnership makes any distribution of property other than cash, it shall make the distribution at the property’s fair market value, as reasonably determined by the Managing Partner. The Partnership also shall credit or charge the accounts with any non-taxable income and any costs or losses which the parties cannot capitalize or deduct for federal income tax purposes.

    2.03.        Code. The word “Code” means the Internal Revenue Code of 1986, as amended.

    2.04.        Fiscal Year. The phrase “Fiscal Year” means the annual period ending on August 31 of each year.

    2.05.        License Agreement. The phrase "License Agreement" has the meaning stated in Article 7 of this

    2.06.        Managing Partner. The word “Managing Partner” means Sonic Restaurants, Inc., an Oklahoma corporation, and its successors.

    2.07.        Partner. The word “Partner” means each party to this Agreement.

    2.08.        Net Cash Flow. The phrase “Net Cash Flow” means, with respect to any accounting period, the amount (if any) by which the Proceeds (including any proceeds received from fire and casualty insurance to the extent not used to rebuild or replace the property involved) exceed the sum of the following items: (a) all principal and interest payments on mortgages and other indebtedness of the Partnership and all other sums the Partnership paid to lenders; (b) all cash expenditures (including expenditures for capital improvements) incurred by the Partnership; and (c) any cash reserves which the Managing Partner deems reasonably necessary for the proper operation of the Partnership, including (without limitation) the payment of workers’ compensation insurance, multi-peril insurance, and property taxes.

    2.09.        Ownership Interest. The phrase “Ownership Interest” means the percentage of interest owned by each Partner in the Partnership.

    2.10.        Proceeds. The word “Proceeds” means all cash receipts and funds the Partnership receives from any source and, also, shall include any cash reserves which the Partnership previously set aside and which the Managing Partner no longer deems reasonably necessary for the proper operation of the Partnership.

    2.11.        Regulations. The word “Regulations” means any temporary or final Treasury Regulation promulgated with regard to the Code.

    2.12.        Supervising Partner. The Phrase “Supervising Partner” has the meaning stated in Article 6.

    2.13.        Working Partner. The phrase “Working Partner” has the meaning stated in Article 6.

Article 3: Capital Contributions

    3.01.        Ownership Interest. The parties shall have the following Ownership Interest in the Partnership:

Partner	Percentage
Managing Partner	99%
SII	1%

    3.02.        Additional Capital Contributions. The Partnership will have the right to require each of the Partners to make additional capital contributions to the Partnership from time to time in an amount sufficient to offset all or part of any Partnership losses. Any additional capital contributions required will be calculated in proportion to each Partner’s Ownership Interest in the Partnership. Additional Capital contributions to the Partnership must be made within thirty (30) days after notice by the Partnership to the Partner. The Managing Partner, at its discretion, may agree to finance a portion or all of any additional capital contribution for any Partner. In such an event, the Partner for whom the capital call is being financed must execute a promissory note in favor of the Managing Partner and return it to the Managing Partner within 10 days of receiving it. If no promissory note has been executed and returned to the Managing Partner, then any unpaid capital contribution of any Partner shall bear interest at the rate of 10.5% per year, from the date of notice of the capital call until paid. The Managing Partner may offset any Partnership distribution or other monies due to the obligor Partner for any unpaid capital contribution (including accrued interest).

    3.03.        Special Provisions. The following special provisions apply to the Capital Accounts of the Partners:

    (a)        Upon the transfer of all or part of an interest in the Partnership, the Partnership shall carry over the Capital Account of the transferring Partner in accordance with Regulation Section 1.704(b)(2)(iv). However, if the transfer of an interest in the Partnership causes a termination of the Partnership under Code Section 708(b)(1)(B), the Partnership shall adjust the Capital Account that carries over to the transferee Partner in accordance with Regulation Section 1.704(b) in connection with the constructive liquidation of the Partnership under Regulation 1.708-1. In addition, the Partnership shall treat the constructive reformation of the Partnership, for purposes of Section 1.704(b), as the formation of a new entity, and the Partnership shall determine and maintain the Capital Accounts of the Partners of the new entity accordingly.

    (b)        The Partners intend for the provisions of this Agreement relating to the maintenance of Capital Accounts to comply with Code Section 704(b) and all applicable Regulations as interpreted and applied in a manner consistent with Code Section 704(b) and the Regulations.

    (c)        If the Managing Partner determines it is prudent to modify the manner in which the Partnership computes the Capital Accounts, or any debits or credits to the Capital Accounts, in order to comply with the Regulations, the Managing Partner may make the modification as long as it likely will not have a material effect on the amounts distributable to any Partner upon the dissolution of the Partnership. The Managing Partner also may make any adjustments necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulation Section 1.704(b)(2)(iv)(q), and the Managing Partner may make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704(b).

    3.03.        Interest and Return of Capital Contributions. The Partnership shall not pay interest on the capital contributions or Capital Account of any Partner. Prior to the termination of the Partnership, no Partner shall have the right to demand the return of the Partner’s capital contribution unless the Partnership has paid all of its liabilities (except liabilities to the Partners as a result of their contributions) or the Partnership will have after the return sufficient assets with which to pay those liabilities. In addition, all of the Partners must have consented to the return. No Partner shall have the right to demand and receive property other than cash in return for the Partner’s capital contribution.

    3.04.        Loans. The Managing Partner and its Affiliates may loan money to the Partnership and shall have the right to charge interest on those loans and to take security interests in any assets acquired with the proceeds of those loans. Loans by a Partner to the Partnership shall not constitute capital contributions.

Article 4: Distributions and Profits and Losses

    4.01.        Profits and Losses. All Partners shall share in the cash distributions and profits and losses of the Partnership in proportion to their Ownership Interest in the Partnership. The Partnership shall have the right to require each of the Partners to make additional capital contributions to the Partnership from time to time in an amount sufficient to offset all or part of any Partnership losses or unfunded capital expenditures, or to maintain adequate working capital.

    4.02.        Distributions. From time to time, not less than monthly, the Partnership will distribute the Partnership’s Net Cash Flow to the Partners in accordance with their percentage of Ownership Interest in the Partnership. The Partnership shall distribute its funds to the Partners only upon approval of a majority in interest of the Partners.

Article 5: Tax Allocations

    5.01.        Allocations. The Partnership shall allocate each item of Partnership income, gain, loss, deduction and credit for each Fiscal Year to the Partners according to their percentage of Ownership Interest in the Partnership, with the exception of goodwill amortization, which shall be allocated entirely to the Managing Partner. If a Partner’s Ownership Interest varies during a taxable year because of the contribution of additional capital to the Partnership or because of the transfer of a Partner’s interest, the Partnership shall allocate the profits and losses among the applicable Partners for each taxable year in proportion to the Ownership interest in the Partnership each Partner held during the taxable year in accordance with Code Section 706, using any convention permitted by law and selected by the Managing Partner. The Partnership shall allocate each item of income, gain, loss, deduction or credit with regard to property contributed to the Partnership by a Partner in a manner which takes into account any difference between the basis of the property to the Partnership and its fair market value at the time of the contribution in accordance with Code Section 704(c) and the Regulations solely for income tax purposes and not for purposes of maintaining the Capital Accounts of the Partners. The Managing Partner shall have the sole discretion to choose among alternatives, if any, set forth in the Regulations for handling the foregoing difference. The Managing Partner also shall have the authority to make special allocations of tax items required under Subchapter K of the Code and the Regulations.

    5.02.        Method of Accounting, Elections, and Tax Audits. The Partnership shall adopt the accrual method of accounting and may make other income tax elections as determined by the Managing Partner. The Partnership shall not make any election excluding it from the application of the provisions of Subchapter K of the Internal Revenue Code of 1986, as amended. The Partnership shall bear all costs of responding to audits by the Internal Revenue Service and of protesting or contesting adjustments by or on behalf of the Partnership.

Article 6: Additional Partners

    6.01.        Designation of Supervising Partner and Working Partner. The Managing Partner may make available for transfer to a Supervising Partner and/or Working Partner up to 49% of the total Ownership Interest in the Partnership out of the Managing Partner’s Ownership Interest in the Partnership without the consent of any other Partner. However, if any such transfer would result in the Managing Partner owning less than 51% of the total Ownership Interest in the Partnership, such transfer shall be null and void to the extent such transfer would reduce the Managing Partner’s Ownership Interest in the Partnership to less than 51%. Any Supervising Partner or Working Partner who receives the interest shall pay the Managing Partner a purchase price for the interest in an amount determined by the Managing Partner, in its sole discretion.

    6.02.        Duties of the Supervising Partner. The Supervising Partner manages the Drive-in, subject to the advice and recommendations of the Managing Partner. The Supervising Partner will provide complete management and staffing for the Drive-in and have responsibility for the day-to-day operations of the Drive-in, including (without limitation) the hiring and firing of personnel, the required accounting for the operations of the Drive-in, and the adherence to all applicable policies of Sonic Industries Inc. The Supervising Partner shall comply with all obligations and duties of the Managing Partner under the License Agreement.

    6.03.        Duties of the Working Partner. The Working Partner will work as the general manager of the Drive-in full time and have authority and responsibility for the day-to-day operations of the Drive-in, subject to the supervision of the Supervising Partner.

    6.04.        Compensation. The Partnership may pay the Supervising Partner and/or Working Partner a monthly guaranteed payment (in an amount determined by the Managing Partner) from Partnership funds. The Partnership shall treat any such guaranteed payment as an expense of the Partnership and the Partnership shall pay the amount whether or not the Partnership operates at a profit. The Partnership shall not pay any other compensation to the Supervising Partner or Working Partner except as provided by Article 4 of this Agreement.

    6.05.        Limitations on Authority of Supervising Partner and Working Partner. Without the prior, written consent of the Managing Partner, neither the Supervising Partner nor the Working Partner shall (a) borrow any money on behalf of the Partnership, (b) enter into any contract which would commit the Partnership to pay more than $5,000 during any period of time, or (c) compromise any claim on behalf of the Partnership in excess of $5,000.

Article 7: Conduct of Activities

    7.01.        Compliance and Agreement with Terms of License Agreement. All Partners will take all necessary and appropriate actions to have the Partnership comply with the terms and conditions of the license agreement with SII for the Drive-in now in existence and as later amended, renewed, converted or substituted (the “License Agreement”). In addition, the Supervising Partner and the Working Partner agree to become personally bound by and hereby agree to the terms and provisions of the License Agreement relating to the safeguarding of confidential information and any covenants not to compete provided for therein.

    7.02.        Authority of the Managing Partner. The Managing Partner has full and final control over all of the activities of the Partnership and has the authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership. If the Managing Partner serves as the licensee under the License Agreement for the Drive-in, the Partnership shall reimburse the Managing Partner for all royalty payments, advertising fees, and other payments the Managing Partner has the obligation to pay to SII as the licensee for the Drive-in. The Partnership will treat that reimbursement as an expense of the Partnership and shall pay the amounts to the Managing Partner whether or not the Partnership operates at a profit. The Partnership will not pay any other compensation to the Managing Partner except as provided by Article 4 of this Agreement.

    7.03.        Designation, Authority and Compensation of Tax Matters Partner. The parties hereby designate the Managing Partner as the tax matters partner pursuant to Section 6231 of the Internal Revenue Code of 1986, as amended. The Partnership shall reimburse the tax matters partner for its expenses incurred in representing the Partnership in any administrative or judicial proceeding relating to the tax treatment of Partnership items. Additionally, if the tax matters partner institutes a proceeding in any United States District Court or Court of Claims and, therefore, has to deposit an amount equal to the proposed increase in tax liability if the Partnership were to treat the items on its return consistent with the asserted adjustment, the Partnership shall advance that amount to the tax matters partner. If the court finds the tax matters partner liable as a Partner of the Partnership for any additional tax as a result of the adjustment to Partnership items, the tax matters partner shall repay the Partnership an amount equal to its liability, without interest, for any funds advanced for the payment of the tax finally determined as due.

    7.04.        Partnership Funds. The Partnership may arrange to have the Managing Partner or its Affiliates collect the Partnership’s daily receipts, deposit those receipts into a collective account, and pay the Partnership’s expenses and distributions from that account. The Supervising Partner and the Working Partner waive any right to receive interest on any positive cash balances held by the Managing Partner or its Affiliates in the foregoing collective account from time to time.

    7.05.        Partition. The parties expressly waive any partition rights they may have under any applicable partnership law.

Article 8: Termination of Ownership Interest

    8.01.        Right to Purchase Supervising Partner’s Ownership Interests. The Managing Partner shall have the right to purchase any or all of the Supervising Partner’s Ownership Interest upon 30 days’ written notice pursuant to the terms and provisions of the agreement, if any, between the Managing Partner and the Supervising Partner. In the absence of any such agreement, the Managing Partner shall have the right to purchase any or all of the Supervising Partner’s Ownership Interest upon 10 days’ written notice. The Managing Partner shall pay the Supervising Partner for the interest purchased by corporate check within sixty (60) days after the end of the applicable notice period, and the Managing Partner shall have the right to offset any amounts due the Partnership or the Managing Partner from the Supervising Partner.

    8.02.        Right to Purchase Working Partner’s Ownership Interest. The Managing Partner shall have the right to purchase any or all of the Working Partner’s Ownership Interest upon 10 days’ written notice pursuant to the terms and provisions of the agreement, if any, between the Managing Partner and the Working Partner. The Managing Partner shall pay the Working Partner for the interest purchased by corporate check within sixty (60) days after the end of the applicable notice period, and the Managing Partner shall have the right to offset any amounts due the Partnership or the ManagingPartner from the Working Partner.

    8.03.        Automatic Termination of Ownership Interest. In the event of a sale or transfer of substantially all of the assets of the Partnership, the respective Ownership Interests of the Supervising Partner and the Working Partner will automatically terminate immediately prior to such sale or transfer, and any provisions in this Agreement or any other agreement between the

Managing Partner and any Partner requiring written notice prior to termination of that Partner’s Ownership Interest will not apply.

    8.04.        Calculation of Purchase Price. The purchase price paid by the Managing Partner to a Supervising Partner or a Working Partner for their respective Ownership Interest will be calculated as set forth in the agreement, if any, between the Managing Partner and the Partner. In the absence of such agreement, the purchase price for the Partner’s Ownership Interest will equal the original purchase price of the interest.

Article 9: Transfer of Ownership Interests

        No Partner, except the Managing Partner, may transfer and/or assign, in whole or in part, his or her Ownership Interest, except to or with the consent of the Managing Partner. For purposes of this Agreement transfer shall mean sale, exchange, assignment, alienation, dispositon, gift, pledge, hypothecation, encumbrance, or grant of security interest in the Ownership Interest. No transferee of an Ownership Interest in the Partnership will become a substituted Partner until the transferee first agrees in writing to the terms of this Agreement. Each Partner hereby consents to the admission to the Partnership of any transferee complying with the provisions of this Article as a substituted Partner. No transfer of an Ownership Interest, including the transfer of less than all of the transferor’s rights under this Agreement, or the transfer of Ownership Interest to more than one party, shall relieve the transferor of any responsibility for the transferor’s proportionate share of any expenses, obligations and liabilities under this Agreement with regard to the Ownership Interest transferred, whether arising prior or subsequent to the transfer, nor shall any transfer require an accounting by the Partnership between the transferor and transferee (or transferees). Until the transferee has become a substituted Partner, the Partnership shall continue to account only to the person to whom it was furnishing notices prior to that time pursuant to this Agreement, and that party shall continue to exercise all of the rights applicable to the entire Ownership Interest owned by the transferor.

Article 10: Other Rights of the Partners

    10.01.        Outside Activities. Each Partner and its Affiliates may have business interests and engage in business activities in addition to those relating to the Partnership, as long as the business interests or activities do not violate the provisions of this Agreement. Each of the parties may engage in whatever other activities the party chooses. Nothing in this Agreement prevents the parties to this Agreement or their Affiliates from engaging in any other activities, individually, jointly with others, or as a part of any other limited liability Partnership, limited or general partnership, joint venture, or entity. Nothing in this Agreement requires the parties to this Agreement or their Affiliates to permit the Partnership or any Partner of the Partnership to participate in their outside activities or to present to the Partnership or any Partner of the Partnership any particular investment opportunity which comes to their attention even if the opportunity meets the investment objectives of the Partnership or any Partner of the Partnership.

    10.02.        Indemnification. The Partnership shall indemnify and hold the Managing Partner harmless from and against any and all liabilities, claims, causes of action, damages, losses, costs and expenses, including (without limitation) legal and accounting fees, incurred by the Managing Partner in connection with its services as the Managing Partner of the Partnership as long as its conduct did not constitute (1) a breach of the Managing Partner’s duty of loyalty to the Partnership or its Partners, (2) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, or (3) a transaction from which the Managing Partner derived an improper personal benefit.

    10.03.        Liability. In carrying out its duties under this Agreement, the Managing Partner shall not bear liability to the Partnership or any Partner for monetary damages for its breach of any duty to the Partnership or its Partners except for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law.

    10.04.        General Release and Covenant Not to Sue. The Supervising Partner and the Working Partner hereby release Sonic Corp., its subsidiaries, and the officers, directors, employees and agents of Sonic Corp. and its subsidiaries from any and all claims and causes of action, known or unknown, which may exist in favor of the Supervising Partner or the Working Partner. In addition, the Supervising Partner and the Working Partner covenant that they will not file or pursue any legal action or complaint against any of the foregoing entities or persons with regard to any of the foregoing claims or causes of action released pursuant to this section.

    10.05.        Resolution of Disputes. The following provisions apply to any controversy between the other Partners of the Partnership and the Managing Partner (including any director, officer, employee, agent or Affiliate of the Managing Partner) and relating (1) to this Agreement (including any claim that any part of this Agreement is invalid, illegal or otherwise void or voidable), or (2) to the parties’ business activities with the Managing Partner, whether or not related to the Partnership.

    (a)        Arbitration. The parties shall resolve the controversy by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the “Rules”) of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

    (1)        The Federal Arbitration Act (the “Federal Act”), as supplemented by the Oklahoma Arbitration Act (the “Oklahoma Act”) to the extent not inconsistent with the Federal Act, shall apply to the arbitration.

    (2)        The parties shall select a sole arbitrator within 10 days after the filing of a demand and submission in accordance with the Rules. If the parties fail to agree on a sole arbitrator within that 10-day period or fail to agree to an extension of that period, the arbitration shall take place before a sole arbitrator selected in accordance with the Rules.

(3) The arbitration shall take place in Oklahoma City, Oklahoma, and the arbitrator shall issue any award at the place of arbitration. The arbitrator may conduct hearings and meetings at any other place agreeable to the parties or, upon the motion of a party, determined by the arbitrator as necessary to obtain significant testimony or evidence.

    (4)        The arbitrator shall have the power to authorize all forms of discovery (including depositions, interrogatories and document production) upon the showing of (a) a specific need for the discovery, (b) that the discovery likely will lead to material evidence needed to resolve the controversy, and (c) that the scope, timing and cost of the discovery is not excessive.

    (5)        The arbitrator shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement; nor rule upon or grant any extension, renewal or continuance of this Agreement; nor award damages or other remedies expressly prohibited by this Agreement; nor grant interim injunctive relief prior to the award.

    (6)        The prevailing party shall have the right to enter the award of the arbitrator in any court having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrator made prior to the award.

    (b)        Attorneys’ Fees and Costs. The prevailing party to the arbitration shall have the right to an award of its reasonable attorneys’ fees and costs incurred after the filing of the demand and submission. If the Managing Partner prevails, the award shall include an amount for that portion of the Managing Partner’s administrative overhead reasonably allocable to the time devoted by the Managing Partner’s in-house legal staff.

Article 11: Duration, Dissolution and Winding Up

    11.01.        Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following events:

(a)	The occurrence of a Final Terminating Event (as defined below);

(b)	The adjudication of bankruptcy or insolvency of the Managing Partner, or the institution of proceedings for the liquidation of the Managing Partner by arrangement or composition with its creditors, or the dissolution of the Managing Partner (except as a part of a corporate merger or reorganization);

(c)	The death, resignation, judicial determination of incompetency, or bankruptcy of any other partner, in which event the Managing Partner shall have the right either to purchase the interest of the applicable Partner or to terminate and liquidate the Partnership’s assets; or

(d)	The occurrence of any other event which results in the dissolution of the Partnership under the applicable law.

        Except upon the occurrence of a Final Terminating Event, the Partnership or any successor partnership shall not terminate, but shall continue as a successor partnership under all of the terms of this Agreement. The successor partnership shall succeed to all of the assets and liabilities of the Partnership. As used throughout this Agreement, the word “Partnership” shall include any successor partnership.

    11.02.        Dissolution and Winding Up. Upon the occurrence of a Final Terminating Event, the Managing Partner shall wind up the affairs of the Partnership and shall make a final accounting. As used in this Agreement, the phrase “Final Terminating Event” shall mean (a) the expiration of the fixed term of the Partnership or (b) the giving of notice to the Partners by the Managing Partner of its election to terminate and wind up the affairs of the Partnership. Promptly upon the occurrence of a Final Terminating Event, the Partnership shall sell or convert to cash or cash-equivalent assets (which may include negotiable promissory notes, installment sales contracts, or similar instruments) all non-cash assets of the Partnership. The Partnership shall apply the assets first to the payment of all Partnership liabilities or to the setting up of reserves or escrow accounts for existing liabilities. The Partnership shall allocate all items of income, gain, loss, deduction and credit among the parties in accordance with this Agreement and shall distribute all assets available for distribution to all parties in the ratio of the positive balances in their Capital Accounts.

Article 12: General Provisions

    12.01.        Notice. All notices, requests, demands, and other communications made hereunder must be in writing and will be deemed to have been given, if delivered personally or sent by facsimile or registered or certified mail, return receipt requested, postage and charges prepaid, addressed as follows: if to the Partnership or the Managing Partner at the address listed in Article 1 as the principal place of business; if to a Supervising Partner or Working Partner, at the address listed in the respective Partner’s agreement with the Managing Partner. All notices run from the date the party delivers the notice to the other party or three business days after the party places the notice in the mail or with the delivery service. Each party may change the party’s address by giving written notice to the other parties.

    12.02.        Entire Agreement. Except for the written assignment and assumption agreement entered into between the Managing Partner and any Working Partner or any Supervising Partner this Agreement constitutes the entire agreement of the parties with regard to the subject matter of this Agreement and replaces and supersedes all other written and oral agreements and statements of the parties relating to the subject matter of this Agreement.

    12.03.        Governing Law. Notwithstanding the place where the parties execute this Agreement, the internal laws of Oklahoma shall govern the construction of the terms and the application of the provisions of this Agreement.

    12.04.        Headings. The headings used in this Agreement appear strictly for the parties’ convenience in identifying the provisions of this Agreement and shall not affect the construction or interpretation of the provisions of this Agreement.

    12.05.        Binding Effect. This Agreement binds and inures to the benefit of the parties and their respective successors, legal representatives, heirs and permitted assigns.

    12.06.        Amendments. No amendments to this Agreement shall become effective unless agreed to in writing by the Partners whose Ownership Interests equal a majority of the outstanding Ownership Interests. However, any amendment which changes the amount of a Partner’s Ownership Interest in the Partnership shall require the written consent of that Partner.

    12.07.        Waiver. The failure of a party to insist in any one or more instances on the performance of any term or condition of this Agreement shall not operate as a waiver of any future performance of that term or condition.

    12.08.        Interpretation. The use of the masculine, feminine, or neuter genders in this Agreement, when appropriate, shall include the masculine, feminine or neuter gender, and the use of the singular, when appropriate, shall include the plural, and vice versa.

    12.09.        Severability. If a court of competent jurisdiction holds any provision of this Agreement invalid or ineffective with respect to any person or circumstance, the holding shall not affect the remainder of this Agreement or the application of this Agreement to any other person or circumstance. If a court of competent jurisdiction holds any provision of this Agreement too broad to allow enforcement of the provision to its full extent, the court shall have the power and authority to enforce the provision to the maximum extent permitted by law and may modify the scope of the provision accordingly pursuant to an order of the court.

        In witness of their agreement, the parties have executed this Agreement as of the day and year first set forth above.

Managing Partner:	Sonic Restaurants, Inc.
	By:	(Vice) President

SII:	Sonic Industries, Inc.
	By:	(Vice) President

OPERATING AGREEMENT
OF
SDI OF __________________, __________________, L.L.C.

        Sonic Restaurants, Inc. (the “Manager”), an Oklahoma corporation having its principal place of business in Oklahoma, and Sonic Industries Inc. (“SII”), an Oklahoma corporation having its principal place of business in Oklahoma, hereby enter into this Operating Agreement (this “Agreement”) as of the ____ day of __________, 200_.

Article I: Formation of Limited Liability Company

    1.01.        Formation and Name. The Manager and SII hereby form a limited liability company, designated SDI of __________, __________, L.L.C. (the “Company”), pursuant to the Oklahoma Limited Liability Company Act (the “Act”), to develop, own, operate and maintain the Sonic Drive-in (the “Drive-in”) located at __________, __________, _________; generally, to have the authority to engage in any and all general business activities related to the foregoing purpose or in any way incidental to the foregoing purpose; and to do all things necessary or appropriate for the operation of the Company’s business, including (without limitation) the acts specified in Section 2003 of the Act.

    1.02.        Term. The term of the Company shall commence on the filing of its articles of organization with the Oklahoma Secretary of State and shall terminate on the date on which the Company has sold its last assets and concluded its affairs, unless sooner terminated as provided in this Agreement.

    1.03.        Principal Place of Business. The Company shall have its principal place of business at 101 Park Avenue, Oklahoma City, Oklahoma 73102, or at any other location the Manager may determine, effective upon notice to the other Members of the Company.

    1.04.        Registered Agent. The Manager shall serve as the registered agent of the Company.

Article II: Definitions

        Unless the context of their use in this Agreement requires otherwise, the following words and phrases shall have the following meanings when used in initially-capitalized form in this Agreement:

    2.01.        Affiliate. The word “Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with another entity. The word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

    2.02.        Capital Account. The phrase “Capital Account” means the account established for each party to this Agreement to which the Company shall credit the party’s contributions and share of profits and to which the Company shall charge the party’s distributions and share of losses. If the Company makes any distribution of property other than cash, it shall make the distribution at the property’s fair market value, as reasonably determined by the Manager. The Company also shall credit or charge the accounts with any non-taxable income and any costs or losses which the parties cannot capitalize or deduct for federal income tax purposes.

    2.03.        Code. The word “Code” means the Internal Revenue Code of 1986, as amended.

    2.04.        Fiscal Year. The phrase “Fiscal Year” means the annual period ending on August 31 of each year.

    2.05.        License Agreement. The phrase "License Agreement" has the meaning stated in Article VI of this

    2.06.        Manager. The word “Manager” means Sonic Restaurants, Inc., an Oklahoma corporation, and its successors.

    2.07.        Member. The word “Member” means each party to this Agreement.

    2.08.        Net Cash Flow. The phrase “Net Cash Flow” means, with respect to any accounting period, the amount (if any) by which the Proceeds (including any proceeds received from fire and casualty insurance to the extent not used to rebuild or replace the property involved) exceed the sum of the following items: (a) all principal and interest payments on mortgages and other indebtedness of the Company and all other sums the Company paid to lenders; (b) all cash expenditures (including expenditures for capital improvements) incurred by the Company; and (c) any cash reserves which the Manager deems reasonably necessary for the proper operation of the Company, including (without limitation) the payment of workers’ compensation insurance, multi-peril insurance, and property taxes.

    2.09.        Ownership Interests. The phrase ” Ownership Interests” means the percentage interests of the Members in the Company.

    2.10.        Proceeds. The word “Proceeds” means all cash receipts and funds the Company receives from any source and, also, includes any cash reserves which the Company previously set aside and which the Manager no longer deems reasonably necessary for the proper operation of the Company.

    2.11.        Regulations. The word “Regulations” means any temporary or final Treasury Regulation promulgated with regard to the Code.

    2.12.        Supervisor. The word “Supervisor” has the meaning stated in Article VI.

    2.13.        Working Manager. The phrase “Working Manager” has the meaning stated in Article VI.

Article III: Capital Contributions

    3.01.        Ownership Interests. The parties shall have the following Ownership Interests in the Company:

Member	Percentage
Manager	99%
SII	1%

        The Company will have the right to require each of the Members to make additional capital contributions to the Company from time to time in an amount sufficient to offset all or part of any Company losses. Any additional capital contributions required will be calculated in proportion to each Member’s Ownership Interest in the Company. Capital contributions to the Company must be made within thirty (30) days after notice by the Company to the Members. The Manager, at its discretion, may agree to finance a portion or all of any additional capital contribution for any Member. In such an event, the Member for whom the capital call is being financed must execute a promissory note in favor of the Manager and return it to the Manager within 10 days of receiving it. If no promissory note has been executed and returned to the Manager, then any unpaid capital contribution of any Member shall bear interest at the rate of 10.5% per year, until paid. The Manager may offset any Company distribution or other monies due to the obligor Member for any unpaid capital contribution (including accrued interest).

    3.02.        Special Provisions. The following special provisions apply to the Capital Accounts of the Members:

    (a)        Upon the transfer of all or part of an interest in the Company, the Company will carry over the Capital Account of the transferring Member in accordance with Regulation Section 1.704(b)(2)(iv). However, if the transfer of an interest in the Company causes a termination of the Company under Code Section 708(b)(1)(B), the Company will adjust the Capital Account that carries over to the transferee Member in accordance with Regulation Section 1.704(b) in connection with the constructive liquidation of the Company under Regulation 1.708-1. In addition, the Company will treat the constructive reformation of the Company, for purposes of Section 1.704(b), as the formation of a new entity, and the Company will determine and maintain the Capital Accounts of the Members of the new entity accordingly.

    (b)        The Members intend for the provisions of this Agreement relating to the maintenance of Capital Accounts to comply with Code Section 704(b) and all applicable Regulations as interpreted and applied in a manner consistent with Code Section 704(b) and the Regulations.

    (c)        If the Manager determines it is prudent to modify the manner in which the Company computes the Capital Accounts, or any debits or credits to the Capital Accounts, in order to comply with the Regulations, the Manager may make the modification as long as it likely will not have a material effect on the amounts distributable to any Member upon the dissolution of the Company. The Manager also may make any adjustments necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulation Section 1.704(b)(2)(iv)(q), and the Manager may make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704(b).

    3.03.        Interest and Return of Capital Contributions. The Company will not pay interest on the capital contributions or Capital Account of any Member. Prior to the termination of the Company, no Member will have the right to demand the return of the Member’s capital contribution unless the Company has paid all of its liabilities (except liabilities to the Members as a result of their contributions) or the Company will have after the return sufficient assets with which to pay those liabilities. In addition, all of the Members must have consented to the return. No Member will have the right to demand and receive property other than cash in return for the Member’s capital contribution.

    3.04.        Loans. The Manager and its Affiliates may loan money to the Company and have the right to charge interest on those loans and to take security interests in any assets acquired with the proceeds of those loans. Loans by a Member to the Company will not constitute capital contributions.

Article IV: Distributions

        From time to time, not less than monthly, the Company will distribute the Company’s Net Cash Flow to the Members in accordance with their percentage of Ownership Interests in the Company.

Article V: Tax Allocations

    5.01.        Allocations. The Company will allocate each item of Company income, gain, loss, deduction and credit for each Fiscal Year to the Members according to their Ownership Interests in the Company, with the exception of goodwill amortization, which will be allocated entirely to the Manager. If a Member’s Ownership Interest varies during a taxable year because of the contribution of additional capital to the Company or because of the transfer of a Member’s interest, the Company will allocate the profits and losses among the applicable Members for each taxable year in proportion to the Ownership Interest in the Company each Member held during the taxable year in accordance with Code Section 706, using any convention permitted by law and selected by the Manager. The Company will allocate each item of income, gain, loss, deduction or credit with regard to property contributed to the Company by a Member in a manner which takes into account any difference between the basis of the property to the Company and its fair market value at the time of the contribution in accordance with Code Section 704(c) and the Regulations solely for income tax purposes and not for purposes of maintaining the Capital Accounts of the Members. The Manager has the sole discretion to choose among alternatives, if any, set forth in the Regulations for handling the foregoing difference. The Manager also has the authority to make special allocations of tax items required under Subchapter K of the Code and the Regulations.

    5.02.        Method of Accounting, Elections, and Tax Audits. The Company will adopt the accrual method of accounting and may make other income tax elections as determined by the Manager. The Company will not make any election excluding it from the application of the provisions of Subchapter K of the Internal Revenue Code of 1986, as amended. The Company will bear all costs of responding to audits by the Internal Revenue Service and of protesting or contesting adjustments by or on behalf of the Company.

Article VI: Conduct of Activities

    6.01.        Compliance and Agreement with Terms of License Agreement. The Manager, SII, Supervisor and Working Manager will take all necessary and appropriate actions to have the Company comply with the terms and conditions of the license agreement with Sonic Industries Inc. for the Drive-in now in existence and as later amended, renewed, converted or substituted (the “License Agreement”). In addition, the Supervisor and the Working Manager agree to become personally bound by and hereby agree to the terms and provisions of the License Agreement relating to the safeguarding of confidential information and any covenants not to compete provided for therein.

    6.02.        Authority of the Manager. The Manager has full and final control over all of the activities of the Company and has the authority to do all things deemed necessary or desirable by it in the conduct of the business of the Company, including (without limitation) the actions specified in Section 2003 of the Act. If the Manager serves as the licensee under the License Agreement for the Drive-in, the Company shall reimburse the Manager for all royalty payments, advertising fees, and other payments the Manager has the obligation to pay to Sonic Industries Inc. as the licensee for the Drive-in. The Company will treat that reimbursement as an expense of the Company and pay the amounts to the Manager whether or not the Company operates at a profit. The Company will not pay any other compensation to the Manager except as provided by Article IV of this Agreement.

    6.03(a).        Designation of the Supervisor. The Manager may make available for transfer to a Supervisor up to 49% of the total Ownership Interests in the Company out of the Manager’s Ownership Interest without the consent of any other Member. However, if any such transfer would result in the Manager owning less than 51% of the total Ownership Interests in the Company, such transfer shall be null and void to the extent such transfer would reduce the Manager’s Ownership Interests in the Company to less than 51%. Any Supervisor who receives the interest must pay the Manager a purchase price for the interest in an amount determined by the Manager, in its sole discretion.

    6.03(b).        Duties and Compensation of the Supervisor. The Supervisor will manage the Drive-in, subject to the advice and recommendations of the Manager. The Supervisor provides complete management and staffing for the Drive-in and has responsibility for the day-to-day operations of the Drive-in, including (without limitation) the hiring and firing of personnel, the required accounting for the operations of the Drive-in, and the adherence to all applicable policies of Sonic Industries Inc. The Supervisor must comply with all obligations and duties of the Manager under the License Agreement. The Company may pay the Supervisor a monthly guaranteed payment (in an amount determined by the Manager) from Company funds. The Company will treat any guaranteed payment to the Supervisor as an expense of the Company and the Company will pay the amount whether or not the Company operates at a profit. The Company shall not pay any other compensation to the Supervisor except as provided by Article IV of this Agreement.

    6.04(a).        Designation of Working Manager. The Manager may make available for transfer to a Working Manager up to 49% of the total Ownership Interests in the Company out of the Manager’s Ownership Interest without the consent of any other Member. However, if any such transfer would result in the Manager owning less than 51% of the total Ownership Interests in the Company, such transfer will be null and void to the extent such transfer would reduce the Manager’s Ownership Interest in the Company to less than 51%. Any Working Manager who receives a Member Interest must pay the Manager a purchase price for the interest in an amount determined by the Manager, in its sole discretion.

    6.04(b).        Duties and Compensation of the Working Manager. The Working Manager will work as the general manager of the Drive-in full time and has the authority and responsibility for the day-to-day operations of the Drive-in, subject to the supervision of the Supervisor. The Company will pay the Working Manager a monthly guaranteed payment (in an amount determined by the Manager) from Company funds. The Company will treat the guaranteed payment of the Working Manager as an expense of the Company and the Company will pay the amount whether or not the Company operates at a profit. The Company shall not pay any other compensation to the Working Manager except as provided by Article IV of this Agreement. The Working Manager shall constitute a Member of the Company but shall not constitute a “manager” of the Company as defined by the Act.

    6.05.        Designation, Authority and Compensation of Tax Matters Partner. The parties hereby designate the Manager as the tax matters partner pursuant to Section 6231 of the Internal Revenue Code of 1986, as amended. The Company shall reimburse the tax matters partner for its expenses incurred in representing the Company in any administrative or judicial proceeding relating to the tax treatment of Company items. Additionally, if the tax matters partner institutes a proceeding in any United States District Court or Court of Claims and, therefore, has to deposit an amount equal to the proposed increase in tax liability if the Company were to treat the items on its return consistent with the asserted adjustment, the Company shall advance that amount to the tax matters partner. If the court finds the tax matters partner liable as a member of the Company for any additional tax as a result of the adjustment to Company items, the tax matters partner shall repay the Company an amount equal to its liability, without interest, for any funds advanced for the payment of the tax finally determined as due.

    6.06.        Limitations on Authority of Supervisor and Working Manager. Without the prior, written consent of the Manager, neither the Supervisor nor the Working Manager shall (a) borrow any money on behalf of the Company, (b) enter into any contract which would commit the Company to pay more than $5,000 during any period of time, or (c) compromise any claim on behalf of the Company in excess of $5,000.

    6.07.        Company Funds. The Company may arrange to have the Manager or its Affiliates collect the Company’s daily receipts, deposit those receipts into a collective account, and pay the Company’s expenses and distributions from that account. The Supervisor and the Working Manager waive any right to receive interest on any positive cash balances held by the Manager or its Affiliates in the foregoing collective account from time to time.

    6.08.       Restrictions on Powers. Except as otherwise provided in this Agreement or by the Act, a Member does not have the authority or power to bind or act on behalf of the Company or any other Member. A Member does not have the right or power to take any action which would change the Company to a general partnership, change the limited liability of a Member, or affect the status of the Company for federal income tax purposes. Unless authorized by this Agreement, no Member, agent or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable pecuniarily for any purpose.

Article VII: Termination of Ownership Interests

    7.01.        Right to Purchase Supervisor’s Ownership Interests. The Manager has the right to purchase any or all of the Ownership Interests of the Supervisor upon 30 days’written notice pursuant to the terms and provisions of the agreement, if any, between the Manager and the Supervisor. In the absence of any such agreement, the Manager has the right to purchase any or all of the Supervisor’s Ownership Interests upon 10 days’ written notice. The Manager will pay the Supervisor for the interest purchased by corporate check within sixty (60) days after the end of the applicable notice period, and the Manager has the right to offset any amounts due the Company or the Manager from the Supervisor.

    7.02.        Right to Purchase Working Manager’s Ownership Interests. The Manager has the right to purchase any or all of the Ownership Interests of the Working Manager upon 10 days’ written notice pursuant to the terms and provisions of the agreement, if any, between the Manager and the Working Manager. The Manager will pay the Working Manager for the Member Interest purchased by corporate check within sixty (60) days after the end of the applicable notice period, and the Manager has the right to offset any amounts due the Company or the Manager from the Working Manager.

    7.03.        Automatic Termination of Ownership Interests. In the event of a sale or transfer of substantially all of the assets of the Company, the respective Ownership Interests of the Supervisor and the Working Manager will automatically terminate immediately upon such sale or transfer, and any provisions in this Agreement or any other agreement between the Manager and any Member requiring written notice prior to termination of that Member’s Ownership Interest will not apply.

    7.04.        Calculation of Purchase Price. The purchase price paid by the Manager to a Member for his/her respective Ownership Interests will be calculated as set forth in the agreement, if any, between the Manager and the Member. In the absence of such agreement, the purchase price for the Member’s Ownership Interest will equal the original purchase price of the interest.

Article VIII: Transfer of Ownership Interests

        No Member (except for transfers to or from the Manager, including transfers contemplated under this Agreement) has the authority to sell, transfer or pledge an Ownership Interest, unless made with the consent of the Manager. No transferee of an Ownership Interest in the Company will become a substituted member until the transferee first agrees in writing to the terms of this Agreement. Each Member hereby consents to the admission to the Company of any transferee complying with the provisions of this Article as a substituted member. No transfer of an Ownership Interest, including the transfer of less than all of the transferor’s rights under this Agreement, or the transfer of Ownership Interest to more than one party, shall relieve the transferor of any responsibility for the transferor’s proportionate share of any expenses, obligations and liabilities under this Agreement with regard to the Ownership Interest transferred, whether arising prior or subsequent to the transfer, nor shall any transfer require an accounting by the Company between the transferor and transferee (or transferees). Until the transferee has become a substituted member, the Company shall continue to account only to the person to whom it was furnishing notices prior to that time pursuant to this Agreement, and that party shall continue to exercise all of the rights applicable to the entire Ownership Interest owned by the transferor.

Article IX: Other Rights of the Members

    9.01.        Outside Activities. Each Member and its Affiliates may have business interests and engage in business activities in addition to those relating to the Company, as long as the business interests or activities do not violate the provisions of this Agreement. Each of the parties may engage in whatever other activities the party chooses. Nothing in this Agreement prevents the parties to this Agreement or their Affiliates from engaging in any other activities, individually, jointly with others, or as a part of any other limited liability company, limited or general partnership, joint venture, or entity. Nothing in this Agreement requires the parties to this Agreement or their Affiliates to permit the Company or any Member of the Company to participate in their outside activities or to present to the Company or any Member of the Company any particular investment opportunity which comes to their attention even if the opportunity meets the investment objectives of the Company or any Member of the Company.

    9.02.        Indemnification. The Company will indemnify and hold the Manager harmless from and against any and all liabilities, claims, causes of action, damages, losses, costs and expenses, including (without limitation) legal and accounting fees, incurred by the Manager in connection with its services as the manager of the Company as long as its conduct did not constitute (1) a breach of the Manager’s duty of loyalty to the Company or its Members, (2) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, or (3) a transaction from which the Manager derived an improper personal benefit.

    9.03.        Liability. In carrying out its duties under this Agreement, the Manager will not bear liability to the Company or any Member for monetary damages for its breach of any duty to the Company or its Members except for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law.

    9.04.        General Release and Covenant Not to Sue. The Supervisor and the Working Manager hereby release Sonic Corp., its subsidiaries, and the officers, directors, employees and agents of Sonic Corp. and its subsidiaries from any and all claims and causes of action, known or unknown, which may exist in favor of the Supervisor or the Working Manager. In addition, the Supervisor and the Working Manager covenant that the Supervisor and the Working Manager shall not file or pursue any legal action or complaint against any of the foregoing entities or persons with regard to any of the foregoing claims or causes of action released pursuant to this section.

    9.05.        Resolution of Disputes. The following provisions apply to any controversy between the other Members of the Company and the Manager (including any director, officer, employee, agent or Affiliate of the Manager) and relating (1) to this Agreement (including any claim that any part of this Agreement is invalid, illegal or otherwise void or voidable), or (2) to the parties’ business activities with the Manager, whether or not related to the Company.

    (a)        Arbitration. The parties will resolve the controversy by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the “Rules”) of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

    (1)        The Federal Arbitration Act (the “Federal Act”), as supplemented by the Oklahoma Arbitration Act (the “Oklahoma Act”) to the extent not inconsistent with the Federal Act, will apply to the arbitration.

    (2)        The parties will select a sole arbitrator within 10 days after the filing of a demand and submission in accordance with the Rules. If the parties fail to agree on a sole arbitrator within that 10-day period or fail to agree to an extension of that period, the arbitration will take place before a sole arbitrator selected in accordance with the Rules.

    (3)        The arbitration will take place in Oklahoma City, Oklahoma, and the arbitrator will issue any award at the place of arbitration. The arbitrator may conduct hearings and meetings at any other place agreeable to the parties or, upon the motion of a party, determined by the arbitrator as necessary to obtain significant testimony or evidence.

(4) The arbitrator will have the power to authorize all forms of discovery (including depositions, interrogatories and document production) upon the showing of (a) a specific need for the discovery, (b) that the discovery likely will lead to material evidence needed to resolve the controversy, and (c) that the scope, timing and cost of the discovery is not excessive.

    (5)        The arbitrator will not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement; nor rule upon or grant any extension, renewal or continuance of this Agreement; nor award damages or other remedies expressly prohibited by this Agreement; nor grant interim injunctive relief prior to the award.

    (6)        The prevailing party will have the right to enter the award of the arbitrator in any court having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrator made prior to the award.

    (b)        Attorneys’ Fees and Costs. The prevailing party to the arbitration will have the right to an award of its reasonable attorneys’ fees and costs incurred after the filing of the demand and submission. If the Manager prevails, the award shall include an amount for that portion of the Manager’s administrative overhead reasonably allocable to the time devoted by the Manager’s in-house legal staff.

Article X: Duration, Dissolution and Winding Up

    10.01.        Duration. The Company will continue in existence until the expiration of its term as provided in Article I of this Agreement, unless terminated pursuant to the provisions of this Article. The Company will dissolve upon the occurrence of a Final Terminating Event, upon the adjudication of insolvency of the Manager, upon the institution of proceedings for the liquidation of the Manager by arrangement or composition with its creditors, upon the dissolution of the Manager (except as a part of a corporate merger or reorganization), or upon the occurrence of any event which under the Act causes the dissolution of a limited liability company. Except upon the occurrence of a Final Terminating Event, the Company or any successor limited liability company will not terminate, but will continue as a successor limited liability company under all of the terms of this Agreement. The successor limited liability company will succeed to all of the assets and liabilities of the Company. As used throughout this Agreement, the word “Company” shall include any successor limited liability company.

    10.02.        Dissolution and Winding Up. Upon the occurrence of a Final Terminating Event, the Manager will wind up the affairs of the Company and make a final accounting. As used in this Agreement, the phrase “Final Terminating Event” means (a) the expiration of the fixed term of the Company or (b) the giving of notice to the Members by the Manager of its election to terminate and wind up the affairs of the Company. Promptly upon the occurrence of a Final Terminating Event, the Company will sell or convert to cash or cash-equivalent assets (which may include negotiable promissory notes, installment sales contracts, or similar instruments) and all non-cash assets of the Company. The Company will apply the assets first to the payment of all Company liabilities or to the setting up of reserves or escrow accounts for existing liabilities. The Company will allocate all items of income, gain, loss, deduction and credit among the parties in accordance with this Agreement and distribute all assets available for distribution to all parties in the ratio of the positive balances in their Capital Accounts.

    10.03.        Articles of Dissolution. Upon the completion of the distribution of the Company’s assets, the Company will file articles of dissolution as required by the Act or any other state law. Each Member shall take any advisable or proper action necessary to carry out the provisions of this section.

Article XI: Miscellaneous Provisions

    11.01.        Notice. Except as otherwise provided in this Agreement, when this Agreement makes provision for notice of any kind, the sending party shall deliver or address the notice to the other party in person or by certified mail, facsimile or nationally-recognized overnight delivery service at the following:

Company:	101 Park Avenue, Suite 1400
Oklahoma City, Oklahoma 73102
Facsimile: (405) 280-7516

Manager:	101 Park Avenue, Suite 1400
Oklahoma City, Oklahoma 73102
Facsimile: (405) 280-7516

SII:	101 Park Avenue, Suite 1400
Oklahoma City, Oklahoma 73102
Facsimile: (405) 280-7516

Supervisor:	Address set forth in the Supervisor's agreement with the Manager

Working Manager	Address set forth in the Working Manager's agreement with the Manager

        All notices run from the date the party delivers the notice to the other party if service is made in person, by facsimile or by nationally-recognized overnight delivery service; if service is made by certified mail, notice will run three business days after the party places the notice with the United States mail. Each party may change the party’s address by giving written notice to the other parties.

    11.02.        Entire Agreement. Except for any Assignment and Assumption Agreement entered into between the Manager and any Working Manager, and any Master Agreement and Assignment and Assumption Agreement entered into between the Manager and any Supervisor, this Agreement constitutes the entire agreement of the parties with regard to the subject matter of this Agreement and replaces and supersedes all other written and oral agreements and statements of the parties relating to the subject matter of this Agreement.

    11.03.        Governing Law. Notwithstanding the place where the parties execute this Agreement, the internal laws of Oklahoma shall govern the construction of the terms and the application of the provisions of this Agreement.

    11.04.        Headings. The headings used in this Agreement appear strictly for the parties’ convenience in identifying the provisions of this Agreement and shall not affect the construction or interpretation of the provisions of this Agreement.

    11.05.        Binding Effect. This Agreement binds and inures to the benefit of the parties and their respective successors, legal representatives, heirs and permitted assigns.

    11.06.        Amendments. No amendments to this Agreement shall become effective unless agreed to in writing by the Members whose Ownership Interests equal a majority of the outstanding Ownership Interests. However, any amendment that changes the amount of a Member’s Ownership Interest in the Company requires the written consent of that Member.

    11.07.        Counterparts. The parties may execute this Agreement in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

        In witness of their agreement, the parties have executed this Agreement as of the day and year first set forth above.

Managing Partner:	Sonic Restaurants, Inc.
	By:	(Vice) President

SII:	Sonic Industries, Inc.
	By:	(Vice) President

MASTER AGREEMENT

        Sonic Restaurants, Inc. ("SRI"), an Oklahoma corporation; and ___ ("____"), a ____ resident, enter into this Master Agreement (this "Agreement") as of the ____ day of _____, 20__.

        W I T N E S S E T H:

        Whereas, SRI owns and operates Sonic drive-in restaurants in a number of states, including ______; and

        Whereas, SRI and ___ intend to enter into certain general partnership agreements and operating agreements for the purpose of operating certain Sonic drive-in restaurants in ______ and other locations; and

        Whereas, SRI and ___ wish to set forth the terms and conditions of the proposed partnership agreements and operating agreements and the contemplated manner in which the respective entities will operate.

        Now, therefore, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

    1.        Covered Entities. Simultaneously with the execution of this Agreement, SRI and ___ shall execute an assignment and assumption agreement with SRI for each of the Sonic drive-in restaurants listed on Exhibit A to this Agreement. Thereafter, SRI and ___ may execute additional assignment and assumption agreements for the operation of future Sonic drive-in restaurants as designated by amendment to this Agreement from time to time. The addition of future entities to this Agreement shall take place on the basis of the mutual agreement of SRI and ___. Either party may elect not to enter into an additional partnership agreement, operating agreement or assignment and assumption agreement with the other party in his or its sole and absolute discretion.

    2.        Option to Purchase Additional Ownership Interests. After ___ has served as the supervisor or supervising partner of an entity covered by this Agreement for two complete fiscal years ending August 31, ___ shall have the right to acquire additional supervisor or supervising partner interests in that entity out of SRI’s ownership interests pursuant to the following provisions:

(a) ___ may purchase an additional interest only if the entity’s net royalty sales and net income (as defined below) increased during the preceding fiscal year ending August 31.

(b) If eligible, ___ shall have the right to purchase up to an additional 2% interest at the end of each consecutive two-year period.

(c) To purchase an additional interest, ___ must give SRI written notice of ___‘s election to purchase the interest and specify the amount of the additional percentage interest being purchased not later than November 30 of each eligible year.

(d) ___‘s purchase of any additional interest shall become effective the following January 1, subject to SRI’s receipt of the purchase price for the interest.

(e) The purchase price for ___‘s additional interest shall equal, on a percentage point basis, the same amount as the original purchase price for ___‘s original interest in the entity.

(f) ___ shall pay the purchase price for the additional interest by delivering a cashier’s check payable to SRI with ___‘s written notice of election to purchase the interest.

(g) ___ may not purchase more than a cumulative total of an additional 5% supervisor or supervising partner interest in each entity.

(h) ___ may not purchase an additional interest if it would result in SRI owning less than 51% of an entity.

    3.        SRI’s Option to Purchase’s Interests. SRI shall have the right to purchase any or all of ___‘s ownership interest in each entity covered by this Agreement pursuant to the following provisions:

(a) SRI shall have the right to purchase any or all of ___‘s interest effective immediately upon 30 days’ written notice to ___.

    (b)        The purchase price for ___‘s interest shall equal an amount determined by multiplying ___‘s percentage interest being purchased times 6.25% of the entity’s net royalty sales for the last 12 full months of operations during the period ending with the second month preceding the date of SRI’s election to purchase ___‘s interest.

    (c)        If the entity has not had 12 full months of operations during the period ending with the second month preceding the date of SRI’s election to purchase ___‘s interest, the purchase price for ___‘s interest shall equal ___‘s original purchase price for the interest being purchased.

    (d)        On ___‘s fifth anniversary as the supervisor or supervising partner of an entity and on each subsequent anniversary of that date, the purchase price for ___‘s ownership interest shall increase through an increase of one percentage point in the applicable percent of the entity’s net royalty sales used in the foregoing calculation.

2

    (e)        SRI shall pay ___ for the percentage interest purchased by corporate check within a reasonable time after the end of the 30-day period, and SRI shall have the right to offset any amounts due the entity or SRI from ___.

    4.        Net Royalty Sales and Net Income. The phrase “net royalty sales” shall mean the amount reported as net royalty sales to Sonic Industries Inc. on the profit and loss statements of the entity prepared in the format then being required by Sonic Industries Inc. The phrase “net income” shall mean the amount reported as net income to Sonic Industries Inc. on the profit and loss statements of the entity prepared in the format then being required by Sonic Industries Inc.

    5.        Transfer of Ownership Interest by ___. ___ shall not have the right to transfer, assign or pledge any ownership interest or any other interest in any entity formed with SRI pursuant to the terms of this Agreement without the prior, written consent of SRI.

    6.        Entire Agreement.  This Agreement constitutes the entire agreement between the parties with regard to the subject matter of this Agreement and replaces and supersedes all other written and oral agreements and statements of the parties relating to the subject matter of this Agreement.

    7.        Waiver. The failure of a party to insist in any one or more instances on the performance of any term or condition of this Agreement shall not operate as a waiver of any future performance of that term or condition.

    8.        Interpretation.  The use of the masculine, feminine, or neuter genders in this Agreement, when appropriate, shall include the masculine, feminine or neuter gender, and the use of the singular, when appropriate, shall include the plural, and vice versa.

    9.        Assignment. No party may assign any of the party’s rights or delegate any of the party’s obligations under this Agreement.

    10.        Headings. The headings used in this Agreement appear strictly for the parties’ convenience in identifying the provisions of this Agreement and shall not affect the construction or interpretation of the provisions of this Agreement.

    11.        Binding Effect. This Agreement binds and inures to the benefit of the parties and their respective successors, legal representatives, heirs and permitted assigns.

    12.        Amendments.  No amendment to this Agreement shall become binding unless in writing and signed by all of the parties to this Agreement.

    13.        Time. Time constitutes an essential part of each and every part of this Agreement.

    14.        Notice. Except as otherwise provided in this Agreement, when this Agreement makes provision for notice or concurrence of any kind, the sending party shall deliver or address

3

the notice to the other party by certified mail, telecopy, or nationally-recognized overnight delivery service to the following address or telecopy number:

SRI:	101 Park Avenue
Oklahoma City, Oklahoma 73102
(405) 280-7627

____:	________________________
________________________
(____) ____-______

    15.        Governing Law. Notwithstanding the place where the parties execute this Agreement, the internal laws of Oklahoma shall govern the construction of the terms and the application of the provisions of this Agreement. The federal and state courts in Oklahoma County, Oklahoma, shall constitute the proper venue and forum for any action arising out of or in any way related to this Agreement. Each party to this Agreement hereby consents to any those court’s exercise of personal jurisdiction over the party in that type of action and expressly waives all objections that the party otherwise might have to that exercise of personal jurisdiction.

    16.        Severability. If a court of competent jurisdiction holds any provision of this Agreement invalid or ineffective with respect to any person or circumstance, the holding shall not affect the remainder of this Agreement or the application of this Agreement to any other person or circumstance. If a court of competent jurisdiction holds any provision of this Agreement too broad to allow enforcement of the provision to its full extent, the court shall have the power and authority to enforce the provision to the maximum extent permitted by law and may modify the scope of the provision accordingly pursuant to an order of the court.

        In witness of their agreement, the parties have executed this Agreement on the day and year first above written.

SRI:	Sonic Restaurants, Inc.
	By:	(Vice) President

Date:________________
____:

SSN:______
Date:________________

EXHIBIT A

SDI of _ (# )